Exhibit 99.1

SilverSun Technologies Reports 2021 Year End Results

EAST HANOVER, NJ – ( ) – March 29, 2022 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its financial and operating results for the fiscal year ended December 31, 2021.

Fiscal 2021 Financial Highlights

●	Total revenue was $41,701,380, compared with $41,220,406 in 2020, an increase of 1.2%.

●	Gross profit was $17,208,058, compared with $16,578,981 in 2020, an increase of 3.8%.

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Earnings before interest, taxes, depreciation and amortization (EBITDA) plus share-based compensation, were $1,085,890, compared with earnings before interest, taxes, depreciation and amortization plus share-based compensation of $939,511 in 2020, an increase of $146,379, or 13.5%.

●	Net loss per share in 2021 (on a diluted basis) was ($0.03), compared to net income per share of $0.04 in 2020.

●	As of December 31, 2021, cash totaled $6,814,117, and the Company had $1,252,396 in long term liabilities.

For more detailed information about SilverSun's 2021 financial results, please refer to the Company's Form 10-K filed with the U.S. Securities and Exchange Commission (www.sec.gov) on Tuesday, March 29, 2022.

Mark Meller, Chairman and Chief Executive Officer of SilverSun, stated, "“We continued to realign our resources in 2021 to position our organization to take better advantage of the opportunities available as our customers accelerate their digital transformation initiatives. Towards that end, we divested one ERP practice centered around a legacy on-premise solution, while also establishing a Sage Intacct practice, providing our portfolio with an additional cloud solution with significant growth potential. Similarly, we continue to invest in our Acumatica ERP practice, which we perceive to be a significant catalyst for growth for 2022 and beyond. We believe that both these practices will be mainstays of our ERP organizations for years to come.”

Meller continued, “Our IT managed services division, which provides managed services, cybersecurity, application hosting and Infrastructure-as-a-Service, was also realigned in order to enable us to service customers on a nation-wide basis. As data security has become an ever more critical issue for companies both large and small, we believe our services will become in even greater demand. We anticipate rapid growth in this area, and have invested heavily in infrastructure to prepare us for this growth. “

“Our operating results for 2021 show continued improvement in our gross margins, which increased as a percentage of revenues to 41.3% in 2021, as compared to 40.2% in 2020. However, we continue to see increased pressure on our selling, marketing, general and administrative expenses as we continue to be challenged by recruitment and compensation issues. The Great Resignation, as the current hiring environment has been labeled by the media, has compelled us to raise compensation levels at a rate faster than we can raise our prices to our customers. As a result, our selling, marketing, general, and administrative expenses rose $482,698, or 3.1%, to $16,122,168 in 2021 as compared to $15,639,470 in 2020. We anticipate that these challenges will continue throughout 2022.”

Meller concluded, “The Company is well positioned for success, and we look forward to delivering positive news and results in the coming months.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing software and IT solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), Business Intelligence (“BI”) and other business applications. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network managed services practice that provides cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, Connecticut, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Corporate

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com